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                                                                   EXHIBIT 10.31




                  THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK
                         DEFERRED COMPENSATION PLAN WITH


                          ____________________________
                                    TRUSTEE


THIS AGREEMENT made this ____ day of _________, 19 _____ by and between The Mutual Life Insurance Company of New York (hereinafter referred to as "MONY" or the "Company") and ____________________________________ (hereinafter referred to as the "Trustee"):

                                   WITNESSETH:

WHEREAS, MONY's Board of Trustees has authorized the Company to enter into a written agreement with any member of MONY's Board of Trustees, permitting the Trustee to defer receipt of all or a portion of the Trustee's retainer and meeting fees (hereinafter collectively referred to as "Compensation"), to be paid in the future in accordance with the terms and conditions set forth in such agreement:

NOW, THEREFORE, the parties hereto do agree as follows:

         1.       Payment of Compensation

                  Beginning ______, 19__, and thereafter for all future calendar years, until the Trustee provides MONY's Secretary on forms provided by MONY, with notice in advance of a calendar year to discontinue or amend the deferral of future compensation hereunder, ___% of the Trustee's compensation shall be deferred and credited in accordance with paragraph 2 below. The Trustee may choose from the following deferral options:
                  25%, 50%, 75%, or 100% of the Trustee's Compensation may be deferred.

         2.       Trustee's Account:  Credit and Interest

                  (a) An unfunded deferred compensation account or accounts (hereinafter referred to as the "Account") will be established by MONY for the Trustee. This is a bookkeeping account only. The only obligation of MONY with respect to the account will be to make the payment provided for under this Agreement when and as they become payable pursuant to the terms hereof, and that any amount credited to such account will be solely for recordkeeping purposes and shall not be considered to be held in trust or in escrow or in any way vested in the Trustee.
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                  (b)      At the end of each month in the case of meeting fees,
                           and at the end of each quarter in the case of retainers, MONY will credit to the Account any amount equal to the amount of such Compensation to be deferred as specified in paragraph 1.

                  (c) MONY shall credit or debit Trustee's credits in his/her Account with an interest rate equivalent to the gains/losses, and expenses, if any, which would have accrued had the dollar amount of such credits been invested in the funds then available under the MONY Investment Plan for MONY Employees in accordance with the Trustee's credit allocation election at the time such debit or credit is made. This mirroring of funds represents a hypothetical investment only in order to determine the amount to be paid at the payment date. The Trustee does not have any rights in any investments MONY might make in order to provide funds from which MONY may make deferred compensation payment. MONY is not required too make any investments on the Trustee's behalf to provide funds from which MONY may make Plan payments.

                           The Trustee has the right to request transfers of credits or credit allocation changes up to 12 times each calendar year. MONY reserves the right to change the manner of crediting interest or any other returns for all future credits. MONY has the right to limit the credits that can be subject to this election.

         3)       Payment from Deferred Compensation Account

                  (a) Payment shall be made under Option (a) or Option (b) as indicated by Trustee's initial below.

                           OPTION (a):  ELECTION OF SINGLE SUM PAYMENT

                           The Trustee by initialing _____ this Paragraph hereby elects that any balance due to the Trustee under this agreement shall be paid in one sum on ______________, 19 _____.

                           OPTION (b):  ELECTION OF MONTHLY INSTALLMENTS

                           The Trustee, by initialing ____ this Paragraph hereby elects that payment of the amount in the account will begin during the calendar month following the month in which the Trustee has retired, resigned or, if earlier, during the calendar month following the Trustee's death. Such payments shall be in the form of monthly installments, as nearly equal as may be practicable, but with appropriate annual adjustment for change in interest rates, over a ____ year period.
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                  (b)      Any payments due at or after the Trustee's death
                           shall be paid when due to the beneficiary designated by the Trustee as hereinafter provided. The beneficiary designated by the Trustee must be his or her spouse, child, or children, grandchild or grandchildren, the Trustee's executors or administrators, or a trust established by the Trustee. If no such designation is in effect at the time any payment becomes due it shall be paid to the Trustee's estate. Beneficiary designations and changes thereof may be made by the Trustee by written notice filed with MONY's Secretary. Such designation, and any subsequent change, shall take effect as of the date the notice was signed, upon recording and acceptance by the Secretary, subject to any payment made by the Company or action taken by it before receipt of the notice by the Secretary.

         4)       Benefits May Not Be Assigned or Attached

                  No benefit hereunder may be assigned, anticipated, or hypothecated and, to the extent permitted by law, no sum payable under this Agreement shall be subject to legal process or attachment for payment of any claim against any payee hereunder.

         5)       Duration of Agreement

                  This Agreement shall remain effective and continue in force until such time as it may be amended by the parties hereto, but any such amendment will be effective only as to compensation to be earned in calendar years subsequent to the date such amendment is made.

                  IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year above written.



                 THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK


                           --------------------------
                           (RECEIVED AND RECORDED BY)


                           --------------------------
                                    (TRUSTEE)


                                             November 1996